                                                                      Exhibit C











                     AMENDED STOCK PURCHASE AND MERGER AGREEMENT

                                     DATED AS OF

                                  NOVEMBER 26, 1997

                                       BETWEEN

                           TESCORP ACQUISITION CORPORATION,

                             A WHOLLY OWNED SUBSIDIARY OF

                               SUPERCANAL HOLDING S.A.,

                                         AND

                                    TESCORP, INC.

                                  TABLE OF CONTENTS

                                                                            Page

                                      ARTICLE I

                                    STOCK PURCHASE


    1.1     Purchase of Stock. . . . . . . . . . . . . . . . . . . . . . .    1
    1.2     Deposit. . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
    1.3     Stock Purchase Closing . . . . . . . . . . . . . . . . . . . .    2

                                      ARTICLE II

                                  THE TENDER OFFERS

    2.1     The Offers . . . . . . . . . . . . . . . . . . . . . . . . . .    3
    2.2     Company Action . . . . . . . . . . . . . . . . . . . . . . . .    6

                                     ARTICLE III

                                      THE MERGER

    3.1     Agreement to Effect Merger . . . . . . . . . . . . . . . . . .    8
    3.2     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . .    8
    3.3     Certificate of Incorporation . . . . . . . . . . . . . . . . .    8
    3.4     By-Laws. . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
    3.5     Directors. . . . . . . . . . . . . . . . . . . . . . . . . . .    9
    3.6     Officers . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
    3.7     Stock of the Company . . . . . . . . . . . . . . . . . . . . .    9
    3.8     Stock of Acquisition . . . . . . . . . . . . . . . . . . . . .   10
    3.9     Stockholders Meeting . . . . . . . . . . . . . . . . . . . . .   10
    3.10    Voting by Acquisition. . . . . . . . . . . . . . . . . . . . .   11
    3.11    Dissenting Shares. . . . . . . . . . . . . . . . . . . . . . .   11
    3.12    Payment for Shares . . . . . . . . . . . . . . . . . . . . . .   12
    3.13    Options and Warrants . . . . . . . . . . . . . . . . . . . . .   14

                                      ARTICLE IV

                               EFFECTIVE TIME OF MERGER

    4.1     Date of the Merger . . . . . . . . . . . . . . . . . . . . . .   14
    4.2     Execution of Certificates of Merger. . . . . . . . . . . . . .   14
    4.3     Effective Time of the Merger . . . . . . . . . . . . . . . . .   15

                                      ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    5.1     Organization and Qualification; Subsidiaries . . . . . . . . .   15
    5.2     Certificate of Incorporation and By-Laws . . . . . . . . . . .   16
    5.3     Capitalization . . . . . . . . . . . . . . . . . . . . . . . .   16
    5.4     Authority Relative to this Agreement . . . . . . . . . . . . .   18
    5.5     No Conflict; Required Filings and Consents . . . . . . . . . .   19
    5.6     Compliance . . . . . . . . . . . . . . . . . . . . . . . . . .   20

    5.7     SEC Reports; Financial Statements. . . . . . . . . . . . . . .   20
    5.8     Absence of Certain Changes . . . . . . . . . . . . . . . . . .   21
    5.9     No Undisclosed Liabilities . . . . . . . . . . . . . . . . . .   22
    5.10    Absence of Litigation. . . . . . . . . . . . . . . . . . . . .   22
    5.11    Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . . .   23
    5.12    Transactions with Certain Persons. . . . . . . . . . . . . . .   24
    5.13    Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . .   25
    5.14    Proxy Statement/Prospectus . . . . . . . . . . . . . . . . . .   25
    5.15    Restrictions on Business Activities. . . . . . . . . . . . . .   26
    5.16    Title to Property. . . . . . . . . . . . . . . . . . . . . . .   26
    5.17    CATV Systems, Subscribers. . . . . . . . . . . . . . . . . . .   26
    5.18    Franchises, Licenses, Permits, etc.. . . . . . . . . . . . . .   27
    5.19    Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
    5.20    Environmental Matters. . . . . . . . . . . . . . . . . . . . .   32
    5.21    Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . .   34
    5.22    Intellectual Property. . . . . . . . . . . . . . . . . . . . .   34
    5.23    Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . .   36
    5.24    Accounts Receivable. . . . . . . . . . . . . . . . . . . . . .   36
    5.25    Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . .   36
    5.26    Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . .   36

                                      ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF ACQUISITION

    6.1     Organization and Qualification; Subsidiaries . . . . . . . . .   37
    6.2     Constituent Documents. . . . . . . . . . . . . . . . . . . . .   37
    6.3     Authority Relative to this Agreement and the Guarantee . . . .   37
    6.4     No Conflict. . . . . . . . . . . . . . . . . . . . . . . . . .   38
    6.5     Ownership of Acquisition; No Prior Activities. . . . . . . . .   39
    6.6     Accuracy of Materials. . . . . . . . . . . . . . . . . . . . .   40
    6.7     Availability of Funds. . . . . . . . . . . . . . . . . . . . .   41
    6.8     No Supercanal Shareholder Suits. . . . . . . . . . . . . . . .   41

                                     ARTICLE VII

                             ACTIONS PRIOR TO THE MERGER


    7.1     Activities Until Effective Time. . . . . . . . . . . . . . . .   42
    7.2     Redemption of 10% Preferred Stock. . . . . . . . . . . . . . .   44
    7.3     No Solicitation of Offers; Notice of Indications of Interest .   44
    7.4     Efforts to Fulfill Conditions. . . . . . . . . . . . . . . . .   46
    7.5     Indemnification and Insurance. . . . . . . . . . . . . . . . .   46
    7.6     Board Representation . . . . . . . . . . . . . . . . . . . . .   48
    7.7     Options and Warrants . . . . . . . . . . . . . . . . . . . . .   49
    7.8     Use of Proceeds of Sale of Purchased Common Stock. . . . . . .   50
    7.9     Purchase of KTV. . . . . . . . . . . . . . . . . . . . . . . .   50
    7.10    Satisfaction of Subsidiary Debt. . . . . . . . . . . . . . . .   50
    7.11    Ownership of Subsidiaries. . . . . . . . . . . . . . . . . . .   51
    8.1     Conditions to the Company's Obligations. . . . . . . . . . . .   51
    8.2     Conditions to Acquisition's Obligations. . . . . . . . . . . .   52


                                      ARTICLE IX

                                     TERMINATION


    9.1     Right to Terminate . . . . . . . . . . . . . . . . . . . . . .   54
    9.2     Manner of Terminating Agreement. . . . . . . . . . . . . . . .   54
    9.3     Termination due to Superior Proposal.. . . . . . . . . . . . .   54
    9.4     Effect of Termination. . . . . . . . . . . . . . . . . . . . .   56

                                      ARTICLE X

                                  ABSENCE OF BROKERS

    10.1    Representations and Warranties Regarding Brokers and Others. .   57

                                      ARTICLE XI

                                       GENERAL

    11.1    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
    11.2    Company Option to Repurchase Stock . . . . . . . . . . . . . .   58
    11.3    Purchase of Minority Interests . . . . . . . . . . . . . . . .   59
    11.4    Payment to Company . . . . . . . . . . . . . . . . . . . . . .   59
    11.5    Retention Payments . . . . . . . . . . . . . . . . . . . . . .   59
    11.6    Access to Properties, Books and Records. . . . . . . . . . . .   60
    11.7    Press Releases . . . . . . . . . . . . . . . . . . . . . . . .   60
    11.8    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . .   61
    11.9    Effect of Disclosures. . . . . . . . . . . . . . . . . . . . .   62
    11.10   Captions . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
    11.11   Prohibition Against Assignment . . . . . . . . . . . . . . . .   62
    11.12   Third Party Beneficiaries. . . . . . . . . . . . . . . . . . .   62
    11.13   Notices and Other Communications . . . . . . . . . . . . . . .   62
    11.14   Governing Law. . . . . . . . . . . . . . . . . . . . . . . . .   64
    11.15   Amendments . . . . . . . . . . . . . . . . . . . . . . . . . .   64
    11.16   Consent to Jurisdiction and Service of Process . . . . . . . .   64
    11.17   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . .   64

                     AMENDED STOCK PURCHASE AND MERGER AGREEMENT


         This is an Agreement dated as of November 26, 1997 between TESCORP ACQUISITION CORPORATION ("Acquisition"), a Delaware corporation and a wholly owned subsidiary of Supercanal Holding, S.A., ("Supercanal"), an Argentine corporation, and TESCORP, INC. (the "Company"), a Texas corporation, which, subject to the provisions of Paragraph 11.8(b), amends and restates a Stock Purchase and Merger Agreement (the "Original Agreement') dated as of September 16, 1997, between Acquisition and the Company.

                                      ARTICLE I

                                    STOCK PURCHASE

         1.1 Purchase of Stock. At the Initial Purchase Closing described in Paragraph 1.3, Acquisition will purchase from the Company, and the Company will sell to Acquisition, 6,006,006 shares (the "Purchased Common Stock") of common stock, par value $.02 per share, of the Company ("Common Stock") for a total of $20,000,000 (the "Common Stock Purchase Price").

         1.2 Deposit. (a) Simultaneously with the execution of the Original Agreement, Acquisition delivered $5 million (the "Deposit") to the Company. If the Purchase Closing takes place, the Company will retain the Deposit as part of the payment of the Common Stock Purchase Price. If the Purchase Closing does not take place, other than because one or more of the conditions specified in Paragraph 8.2 is not fulfilled (other than because the condition in Paragraph 8.2(d) is not fulfilled due to an order entered by a court in a suit or proceeding instituted by a shareholder of Supercanal or an affiliate of a shareholder of Supercanal (a "Supercanal Shareholder Suit"), or because this Agreement is terminated under Paragraph 9.1 or 9.2 (other than Paragraph 9.1(d), and other than clause (ii) of Paragraph 9.1(e) due to an order entered by a court in a Supercanal Shareholder Suit), on the Stock Purchase Closing Date described in Paragraph 1.3, the Company will return the Deposit to Acquisition. If the Purchase Closing does not take place (i) because of a default by Acquisition, (ii) because a condition specified in Paragraph 8.1 is not fulfilled (unless that condition is also a condition specified in Paragraph 8.2 and is not due to an order of a court entered in a Supercanal Shareholder Suit) or (iii) because this Agreement is terminated under Paragraph 9.1(d) or under clause (ii) of Paragraph 9.1(e) due to an order entered by a court in a Supercanal Shareholder Suit, the Deposit will be retained by the Company.

         1.3 Stock Purchase Closing. (a) The closing of the Purchase of the Purchased Stock, (the "Purchase Closing") will take place at the offices of Rogers & Wells, 200 Park Avenue, New York, New York, at 10:00 a.m. New York City time on December 5, 1997 (the "Stock Purchase Closing Date").

         (b) At the Purchase Closing, Acquisition will deliver to the Company the following:

               (i) Evidence of a wire transfer to an account specified by the Company at least 24 hours before the Purchase Closing of $15,000,000.

              (ii) A letter in which Acquisition acknowledges that it will be acquiring the Purchased Common Stock for investment, and not with a view to its resale or distribution.


             (iii) A copy, executed by Supercanal, of a Programming Purchase Agreement (the "Programming Agreement") substantially in the form of Exhibit 1.3-B(4).

         (c) At the Purchase Closing, the Company will deliver to Acquisition the following:

               (i) Certificates, registered in the name of Acquisition (or, at Acquisition's election, registered in the name of Supercanal or another wholly owned subsidiary of Supercanal which agrees to be bound by Paragraphs 3.1 and 3.10) representing all the Purchased Common Stock.

              (ii) Evidence that the actions described in Paragraph 7.6 have been taken and that the persons designated by Acquisition have been elected to serve as directors of Acquisition from and after the Purchase Closing.

             (iii)    A copy, executed by the Company, of the Programming
Agreement.

              (iv) A document, executed by the Company, stating that the Deposit has been applied to pay a portion of the purchase price for the Purchased Common Stock, and that the purchase price of the Purchased Common Stock has been paid in full.

               (v) A copy, executed by the Company, of a Registration Agreement (the "Registration Agreement") substantially in the form of Exhibit 1.3-C(5).

         (d) The certificates representing the Purchased Common Stock may bear legends to the effect that the shares represented by those certificates have not been registered under the Securities Act of 1933, as amended, and may not be sold or transferred other than in transactions registered under that Act or which are exempt from the registration requirements of that Act.

                                      ARTICLE II

                                  THE TENDER OFFERS

         2.1 The Offers. (a) Not later than December 5, 1997, Acquisition will make a public announcement of (i) an offer (the

"Common Stock Tender Offer") to purchase all the outstanding Common Stock for $4.50 per share in cash and (ii) an offer (the "Preferred Stock Tender Offer" and, together with the Common Stock Tender Offer, the "Tender Offers") to purchase all the outstanding Series 1995 8% Preferred Stock of Tescorp ("8% Preferred Stock") for a per share amount in cash equal to (x) $144, plus (y) an amount equal to accrued dividends on a share of 8% Preferred Stock from the last date on which dividends were paid to the Expiration Date (defined below).

         (b) The Tender Offers will not expire until at least 20 business days, and (except as provided in subparagraph (c)) the Tender Offers will expire not more than 60 days, after the day on which a Schedule 14D-1 relating to the Tender Offers (the "Schedule 14D-1") is filed with the Securities and Exchange Commission ("SEC").

         (c)     Subject to the conditions to the Tender Offers set forth on
Exhibit 2.1-C, and the other conditions set forth in this Agreement, Acquisition will, not later than five days after the date on which the Tender Offers expire (the "Expiration Date") accept for payment and pay for all the shares of Common Stock and 8% Preferred Stock which are properly tendered in response to the Tender Officers and not withdrawn. The obligation of Acquisition to accept for payment and pay for shares which are properly tendered and not withdrawn prior to the Expiration Date will not be subject to any conditions other than those set forth on Exhibit 2.1-C. Acquisition will not
(i) decrease the price per share of Common Stock or per share of 8% Preferred Stock offered in the Tender Offers below that described in subparagraph (a),
(ii) decrease the number of shares being tendered for in the Tender Offers,
(iii) change the form of consideration payable in the Tender Offers, (iv) modify or add to the conditions set forth on Exhibit 2.1-C or (v) extend the Tender Offers to a date which is more than 60 days after the Tender Offers are commenced, except that (w) if the Tender Offers are modified during the 60 day period to increase the price per share payable in the Tender Offers or in any other manner permitted by this Agreement, the Tender Offers may be extended until 10 business days after the day on which the modification is communicated to the Company's stockholders, (x) if anyone makes a tender offer for either the Common Stock or the 8% Preferred Stock before the Tender Offers expire, the Tender Offers may be extended until not more than 10 business days after the other tender offer expires, (y) if Acquisition is prevented by an order of a court or other governmental agency from accepting shares which are tendered, the Tender Offers may be extended until 10 business days after Acquisition is able to accept shares without violating any order of any court or other governmental agency and (z) if the Minimum Condition described on Exhibit 2.1-C is not satisfied during the 60 day period, the Tender Offers may be extended for up to an additional 60 days to enable the Minimum Condition to be satisfied (and if, although the Minimum Condition is not satisfied, at least 2,500,000 shares of Common Stock and at least 35,000 shares of 8% Preferred Stock are properly tendered and not withdrawn, Acquisition will extend the Tender Offers for at least an additional 30 days to enable the Minimum Condition to be satisfied). Acquisition reserves the right to increase the price per share of Common Stock or per share of 8% Preferred Stock offered in the Tender Offers. If, when the Tender Offers are scheduled to expire, the Minimum Condition has been satisfied (assuming no subsequent withdrawals of shares which have been tendered), but the condition in paragraph (c) of Exhibit 2.1-C has not been satisfied because of a non-final injunction, Acquisition will extend the Tender Offers at least until the earliest of (A) the time all the conditions on Exhibit 2.1-C are satisfied, (B) the time the injunction becomes final and not appealable or (C) 90 days after the Schedule 14D-1 is filed with the SEC. Subject to the terms and conditions of the Tender Offers, Acquisition will accept all shares which are validly tendered in response to the Tender Offers and not withdrawn and will pay for those shares as soon as practicable after the Expiration Date.

         (d) Within five business days after the public announcement of the Tender Offers, Acquisition will file with the SEC a Tender Offer Statement on
Schedule 14D-1 with respect to the Tender Offers (together with any amendments or supplements, the "Schedule 14D-1") including forms of an offer to purchase, a letter of transmittal and a summary advertisement (the Schedule 14D-1 and the documents included in it by which the Tender Offers will be made, as they may be supplemented or amended, being the "Offer Documents"). Each of Acquisition and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that information becomes incomplete or inaccurate in any material respect, and Acquisition will supplement or amend the Offer Documents to the extent required by applicable securities laws, file the amended or supplemented Offer Documents with the SEC and, if required, disseminate the amended Offer Documents to the Company's stockholders. The Company and its counsel will be given a reasonable opportunity to review the Offer Documents and all amendments and supplements to them before they are filed with the SEC or disseminated to the Company's stockholders.


         2.2 Company Action. (a) The Company hereby approves of and consents to the Tender Offers and represents and warrants that its Board of Directors (the "Board") has (i) determined that this Agreement and the transactions contemplated by it are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated by it, including the sales of the Purchased Common Stock, the Tender Offers and the Merger (described in Paragraph 3.1), and (iii) resolved to recommend that the Company's stockholders accept the Tender Offers, tender their shares in response to the Tender Offers, and approve and adopt this Agreement and the Merger. Simultaneously with the execution of the Original Agreement, each of the directors and executive officers of the Company agreed to tender his or her shares of Common Stock and 8% Preferred Stock in response to the Tender Offers or (in the case of directors and executive officers who might as a result of their tenders incur liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and who do not tender their shares) to vote their shares in favor of the Merger. Those agreements remain in effect notwithstanding the changes to the Original Agreement reflected in this Agreement. Notwithstanding anything contained in this subparagraph (a) or elsewhere in this Agreement, if the Board, after receiving advice from its counsel, determines, in good faith, to withdraw, modify or amend the recommendation, because the failure to do so could reasonably be expected to be a breach of the directors' fiduciary duties under applicable law, that withdrawal, modification or amendment will not constitute a breach of this Agreement.

         (b) The Company will file with the SEC, promptly after Acquisition files the Schedule 14D-1, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements, the "Schedule 14D-9") containing the recommendations described in subparagraph (a) and will disseminate the Schedule 14D-9 as required by Rule 14d-9 under the Exchange Act promptly after the commencement of the Tender Offers and the filing by Acquisition of the Schedule 14D-1. The Company and Acquisition each agrees to correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that information becomes incomplete or inaccurate in any material respect and the Company will file any corrected Schedule 14D-9 with the SEC and disseminate the corrected Schedule 14D-1 to the Company's stockholders to the extent required by applicable federal securities laws.

         (c) In connection with the Tender Offers, the Company will promptly furnish Acquisition with mailing labels, security position listings and any other available listing or computer files containing the names and addresses of the record holders or beneficial owners of shares of Common Stock or 8% Preferred Stock (together, "Shares") as of a recent date and the Company will furnish Acquisition with such additional information and assistance (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) as Acquisition or its agents may reasonably request in order to communicate the Tender Offers to the record holders and beneficial owners of the Common Stock and the 8% Preferred Stock. Subject to the requirements of applicable law, Acquisition will hold in confidence the information contained in any such labels, listings or files, and will use that information only in connection with the Tender Offers and the Merger. If this Agreement is terminated, Acquisition will return to the Company the originals and all copies of that information in Acquisition's possession.


                                     ARTICLE III

                                      THE MERGER


         3.1 Agreement to Effect Merger. If (a) Acquisition purchases pursuant to the Tender Offers at least the minimum number of shares of Common Stock and 8% Preferred Stock (the "Minimum Shares") required to satisfy the Minimum Condition described on Exhibit 2.1-C (the "Minimum Condition") and (b) the conditions to the Merger set forth in paragraphs 8.1 and 8.2 are satisfied or waived, Acquisition will take all steps in its power, including voting all Shares beneficially owned by it at a meeting of the Company's stockholders in favor of approval of this Agreement, to cause Acquisition to be merged into the Company (the "Merger") on the terms and with the effects set forth in Paragraphs
3.2 through 3.8.

         3.2 The Merger. If Acquisition purchases at least the Minimum Shares pursuant to the Tender Offers and the conditions of the Merger set forth in paragraphs 8.1 and 8.2 are satisfied or waived, at the Effective Time described in Article IV, Acquisition will be merged into the Company, which will be the surviving corporation of the Merger (the "Surviving Corporation").
Except as specifically provided in this Agreement, the real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises of the Company will continue unaffected and unimpaired by the Merger. When the Merger becomes effective, the separate existence of Acquisition will terminate, Acquisition's real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises will be merged into the Surviving Corporation, and the Merger will have the other effects specified in Section 259 of the Delaware General Corporation Law (the "DGCL") and Article 5.06 of the Texas Business Corporation Act (the "TBCA").

         3.3 Certificate of Incorporation. From the Effective Time until subsequently amended, the Articles of Incorporation of the Surviving Corporation will be in the form of Exhibit 3.3, and those Articles of Incorporation, separate and apart from this Agreement, may be certified as the Articles of Incorporation of the Surviving Corporation.

         3.4 By-Laws. At the Effective Time, the By-Laws of the Surviving Corporation will be in the form of Exhibit 3.4, until they are altered, amended or repealed.

         3.5 Directors. The persons listed on Exhibit 3.5 will be the directors of the Surviving Corporation after the Effective Time and will hold office in accordance with the By-Laws of the Surviving Corporation for the respective terms shown on Exhibit 3.5.

         3.6 Officers. The persons listed on Exhibit 3.6 will be the officers of the Surviving Corporation after the Effective Time and will hold office at the pleasure of the Board of Directors of the Surviving Corporation.

         3.7     Stock of the Company. (a) Except as provided in subparagraph
(c), at the Effective Time each share of Common Stock which is outstanding immediately before the Effective Time will be converted into and become the right to receive $4.50 in cash, or any higher price per share paid with regard to shares of Common Stock tendered in response to the Common Stock Tender Offer (the "Common Stock Merger Price").

         (b) Except as provided in subparagraph (c), at the Effective Time each share of 8% Preferred Stock which is outstanding immediately before the Effective Time will be converted into and become the right to receive in cash the per share amount paid with regard to shares of 8% Preferred Stock tendered in response to the Preferred Stock Tender Offer (except that if a dividend is paid with regard to the 8% Preferred Stock between the Expiration Date and the Effective Time, each share of Preferred Stock will be converted into and become the right to receive $144 in cash without regard to any accrued but unpaid dividends).

         (c) Each share of Common Stock or 8% Preferred Stock held in the treasury of the Company, and each share of Common Stock or 8% Preferred Stock held by Acquisition or by any direct or indirect subsidiary of the Company, immediately before the Effective Time will, at the Effective Time, be cancelled and cease to exist and no payment will be made with respect to any such shares.

         3.8 Stock of Acquisition. At the Effective Time, each share of common stock, par value $.01 per share, of Acquisition ("Acquisition common stock") which is outstanding immediately before the Effective Time will be converted into and become one share of common stock of the Surviving Corporation ("Surviving Corporation Common Stock"). At the Effective Time, a certificate which represented Acquisition common stock will automatically become and be a certificate representing the number of shares of Surviving Corporation Common Stock into which the Acquisition common stock represented by the certificate was converted.

         3.9 Stockholders Meeting. If Acquisition purchases the Minimum Shares pursuant to the Tender Offers and if approval by the Company's stockholders is required by applicable law in order to consummate the Merger, the Company will:

         (a) hold a special meeting of its stockholders as soon as practicable following the Expiration Date for the purpose of adopting this Agreement and approving the Merger (the "Stockholders Meeting");

         (b) as promptly as practicable after the Expiration Date, (i) file with the SEC a proxy statement (the "Proxy Statement") and other proxy soliciting materials relating to the Stockholders Meeting, (ii) respond promptly to any comments made by the SEC with respect to the Proxy Statement or other proxy soliciting materials, (iii) cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the Expiration Date, and
(iv) in all other respects, use its best efforts to cause its stockholders to adopt this Agreement and approve the Merger;

         (c) include in the Proxy Statement relating to the Stockholders Meeting the recommendation of the Board that the stockholders of the Company vote in favor of the adoption of this Agreement, unless the Board, after receiving advice from its counsel, determines in good faith, that the failure to amend or withdraw such recommendation could reasonably be expected to be a breach of the directors' fiduciary duties under applicable law.

         3.10    Voting by Acquisition.   If Acquisition Purchases at least the
Minimum Shares pursuant to the Tender Offers, or waives the Minimum Condition and purchases the shares which are properly tendered in response to the Tender Offers and not withdrawn, (a) Acquisition will not dispose of any of stock of the Company until the earlier of the Effective Time or such time as this Agreement is terminated (except to Supercanal or a subsidiary of Supercanal which agrees to be bound by Paragraph 3.1 and this Paragraph) and (b) Acquisition will vote all shares of Common Stock and 8% Preferred Stock which Acquisition owns or otherwise has the power to vote in favor of the adoption of this Agreement and approval of the Merger.

         3.11 Dissenting Shares.(a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time which are held by stockholders who have complied with Article
5.12 of the TBCA (including filing a written objection to approval of the Merger, not having voted in favor of the Merger or consented to it in writing and having properly demanded payment of the fair value of those shares) will not be converted into the right to receive the consideration described in Paragraph
3.2.  Instead, if the Merger takes place,
the Surviving Corporation will pay the holders of those shares the fair value of the shares determined as provided in Article 5.12 of the TBCA. Shares held by stockholders who fail to perfect, or who otherwise withdraw or lose their rights to receive the fair value of their shares determined under Article 5.12 of the TBCA will, at the later of the Effective Time or the time they fail to perfect, withdraw or lose, their rights to receive the fair value of their shares, be deemed to have been converted into the right to receive the per share sum described in Paragraph 3.7 (the "Merger Price") without any interest.

         (b) The Company will promptly give Acquisition (i) notice of any demands for appraisal received by the Company, any withdrawals of any such demands, and any other instruments served pursuant to Article 5.12 of the TBCA which are received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the TBCA. The Company will not, except with the prior written consent of Acquisition, make any payment with respect to any demands for payment of the fair value of shares or offer to settle or settle any such demand.

         3.12 Payment for Shares. (a) Prior to the Effective Time, Acquisition will designate a bank or trust company to act as Paying Agent in connection with the Merger (the "Paying Agent"). At, or immediately prior to, the Effective Time, Acquisition will provide the Paying Agent with the funds necessary to make the payments contemplated by Paragraph 3.7. Until used for that purpose, the funds will be invested by the Paying Agent, as directed by Acquisition, in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services Inc. or Standard & Poors' Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $200 million (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise).

         (b) Promptly after the Effective Time, the Surviving Corporation will cause the Paying Agent to mail to each person who was a record holder of Common Stock or 8% Preferred Stock at the Effective Time, a form of letter of transmittal for use in effecting the surrender of stock certificates representing Common Stock or 8% Preferred Stock ("Certificates") in order to receive payment of the Merger Price. Upon surrender to the Paying Agent of a Certificate, together with a properly completed and executed letter of transmittal and any other required documents, the Paying Agent will pay to the holder of the Certificate the Merger Price with regard to the shares represented by the Certificate, and the Certificate will be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of Certificates. If payment is to be made to a person other than the person in whose name a surrendered Certificate is registered, the surrendered Certificate must be properly endorsed or otherwise be in proper form for transfer, and the person who surrenders the Certificate must provide funds for payment of any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that the tax has been paid. After the Effective Time, a Certificate which has not been surrendered will represent only the right to receive the Merger Price, without any interest.

         (c) At any time which is more than six months after the Effective Time, the Surviving Corporation may require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and have not been disbursed to holders of Shares (including, without limitation, interest and other income received by the Paying Agent in respect of the funds made available to it), and after the funds have been delivered to the Surviving Corporation, former stockholders of the Company must look to the Surviving Corporation for the consideration to which they are entitled under Paragraph 3.7 upon surrender of the Certificates held by them. Neither the Surviving Corporation nor the Paying Agent will be liable to any former stockholder of the Company for any Merger consideration which is delivered to a public official pursuant to any abandoned property, escheat or similar law.

         (d) After the Effective Time, no transfers of shares of Common Stock or 8% Preferred Stock will be recorded on the stock transfer books of the Company or the Surviving Corporation, and the stock ledger of the Company will be closed. If, after the Effective Time, Certificates are presented for transfer, they will be cancelled and treated as having been surrendered for the Merger consideration.

         3.13 Options and Warrants. To the extent that the Company has not fulfilled prior to the Effective Time all the Company's obligations under all options and warrants which are outstanding at the date of this Agreement, taking account of changes in the options and warrants described in Paragraph 7.7(a), the Surviving Corporation will fulfill those obligations. To the extent the Surviving Corporation is required to pay cash due to exercise of an option or warrant after the Effective Time, instead of requiring the exercising holder to pay the exercise price, upon receiving a notice of exercise, the Surviving Corporation will pay the holder the amount due on exercise minus the exercise price.


                                      ARTICLE IV

                               EFFECTIVE TIME OF MERGER

         4.1 Date of the Merger. The day on which the Merger is to take place (the "Merger Date") will be the third business day after the first day on which all the conditions in Paragraphs 8.1(d) and (e) and 8.2(d) have been satisfied or waived. The Merger Date may be changed with the consent of the Company and Acquisition. For the purposes of this Paragraph, a "business day" is a day on which certificates of merger may be filed with the Secretaries of State of both Texas and Delaware.

         4.2 Execution of Certificates of Merger. Not later than 3:00 P.M. on the day before the Merger Date, (a) Acquisition and the Company will each execute certificates of merger (the "Certificates of Merger") substantially in the form of Exhibits 4.2(1) and 4.2(2) and deliver them to Rogers & Wells for filing with the Secretaries of State of Texas and Delaware. Rogers & Wells will be instructed that, if it is notified on the Merger Date that all the conditions in Article VIII have been fulfilled or waived, it is to cause the applicable Certificate of Merger to be filed with the Secretary of State of Texas and to cause the applicable Certificate of Merger to be filed with the Secretary of State of Delaware on the Merger Date or as soon after that date as is practicable.

         4.3 Effective Time of the Merger. The Merger will become effective at 11:59 P.M. on the day when a Certificate of Merger has been filed with the Secretary of State of Texas and a Certificate of Merger has been filed with the Secretary of State of Delaware (that being the "Effective Time").


                                      ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Acquisition and to Supercanal (to induce Supercanal to execute the Guaranty attached to this Agreement) that, except as set forth in the written disclosure schedule delivered by the Company to Acquisition (the "Company Disclosure Schedule"):

         5.1 Organization and Qualification; Subsidiaries. Each of the Company and each of its subsidiaries is a corporation, partnership, sociedad anonima, limited liability company or sociedad de responsabilidad limitada duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and is in possession of, and in compliance with, all franchises, grants, authorizations, licenses, permits, easements, variances, consents, certificates, approvals, exemptions and orders ("Approvals") necessary to enable it to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted and as proposed to be conducted, except where the failure to have such Approvals could not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have a Material Adverse Effect on the Company. A true and complete list of all of the Company's subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding capital stock owned by the Company or another subsidiary is set forth in the Company Disclosure Schedule. Except as set forth in the Company Disclosure Schedule and except for interests in subsidiaries of the Company, neither the Company nor any of its subsidiaries owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or entity. For the purposes of this Agreement, a "Material Adverse Effect" upon a company is a material adverse change in the financial condition, operating results, business or prospects of that company and its subsidiaries taken together.

         5.2 Certificate of Incorporation and By-Laws. The Company has heretofore furnished to Acquisition or Supercanal a complete and correct copy of its Articles of Incorporation and By-Laws, and has furnished or made available to Acquisition or Supercanal the Articles of Incorporation and By-Laws (or equivalent organizational documents) of each of its subsidiaries (the "Subsidiary Documents"). Those Articles of Incorporation, By-Laws and Subsidiary Documents are listed on the Company Disclosure Schedule, are in full force and effect and have not been amended. Except as disclosed in the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or By-Laws or Subsidiary Documents.

         5.3 Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred stock, of which 704,684 shares have been designated 1990 10% Preferred Stock ("10% Preferred Stock") and 200,000 shares have been designated 8% Preferred Stock. As of August 15, 1997, 13,189,785 shares of Company Common Stock, 693,864 shares of 10% Preferred Stock, and 139,250 shares of 8% Preferred Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and non-assessable, and no shares of capital stock were held in treasury or held by subsidiaries of the Company. The Company Disclosure Schedule sets forth each beneficial owner (as that term is defined for purposes of the Exchange Act) of 5% or more of any class of capital stock of the Company known to the Company and Section 5.3 of the Company Disclosure Schedule contains a true and complete list of all affiliates of the Company (as defined in Rule 405 under the Securities Act). Except as set forth in the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, sell or transfer (currently or upon the passage of time, the payment of money or the occurrence of any other event) any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. All shares of Common Stock which the Company is or may become obligated to issue (including, but not limited to, the Purchased Common Stock will be, when they are issued, duly authorized, validly issued, fully paid and nonassessable. The Company Disclosure Schedule sets forth an accurate and complete list of (a) each optionee under the Employee Options and the number of shares of Common Stock issuable upon exercise of those Employee Options and (b) each holder of record of warrants to purchase stock of the Company ("Company Warrants"), and the number of shares of Common Stock issuable upon exercise of the Company Warrants held by each holder. Other than the Employee Options and Company Warrants there are no obligations contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any subsidiary or any other entity. Except as set forth in the

Company Disclosure Schedule, all of the outstanding shares of capital stock of each of the Company's subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all those shares are owned by the Company or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations on the Company's voting rights, charges or other encumbrances of any nature whatsoever. There are no preemptive rights with respect to any capital stock of the Company or any capital stock of any of its subsidiaries or any agreements, arrangements or understandings to grant preemptive rights with respect thereto. When issued and sold as provided in this Agreement, the Purchased Common Stock will be duly authorized, validly issued, fully paid and nonassessable and free from any claims (including claims to preemptive rights) of any persons.

         5.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (including approval by the Company's Board of Directors which satisfies the requirement of Article 13.03(1) of the TBCA), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than approval of the Merger Agreement by the Company's stockholders). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Acquisition and due authorization, execution and delivery of the Guaranty by Supercanal, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to the enforcement of creditors' rights generally and by general principles of equity.

         5.5 No Conflict; Required Filings and Consents. (a) Except as set forth in the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company or any of the Subsidiary Documents, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected.

         (b) Except as disclosed in the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority in the United States, the Republic of Argentina ("Argentina") or elsewhere (a "Governmental Entity"), except for (i) applicable requirements with respect to the Proxy Statement under the Exchange Act, and the rules and regulations thereunder, (ii) the filing and recordation of appropriate merger or other documents, including, without limitation, the filing of a final franchise tax return with the Texas State Comptroller's Office, as required by the DGCL and the TBCA, (iii) applicable filing and waiting period requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (iv) such filings, authorizations, orders and approvals (the "Comfer Approvals") as may be required under Argentine Law No. 22,285 passed on September 15, 1980, as amended by Decree 286, passed on February 18, 1991 (the "Broadcasting Law") from the Comite Federal de Radiodifusion ("Comfer"), the Argentine Governmental Entity responsible for administering the Broadcasting Law, and with and of provincial and local governmental authorities, including provincial and local Governmental Entities granting franchises to operate cable systems (the "Local Approvals"). The filing required to have been made by the Company under the HSR Act has been made and the waiting periods under the HSR Act have been terminated.

         5.6 Compliance. Except as disclosed in the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any agreement or other obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except in the case of both clauses
(i) and (ii) for any conflicts, defaults or violations which could not reasonably be expected to have individually or in the aggregate a Material Adverse Effect on the Company.

         5.7 SEC Reports; Financial Statements. (a) The Company has filed all reports and documents required to be filed with the SEC and has heretofore delivered to Acquisition or Supercanal, in the form filed with the SEC, (i) its Annual Report on Form 10-KSB for the fiscal year ended March 31, 1997, (ii) its Quarterly Reports on Form 10-Q for the period ended September 30, 1997, (iii) all other reports or registration statements filed by the Company with the SEC since March 31, 1997, and (iv) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC (the documents described in clauses (i)-(iv) being collectively, the "SEC Reports"). Each of the SEC Reports (i) was prepared in accordance with the requirements of the Exchange Act, and (ii) did not at the time it was filed (or if it was amended or superseded by a subsequent filing, then on the date of such subsequent filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         (b) Each of the financial statements (including, in each case, any related notes thereto) contained in the SEC Reports has been prepared in accordance with generally accepted accounting principles in the United States ("US GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to the financial statements) and each of them fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates of the financial statements and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal, recurring year-end adjustments.

         5.8 Absence of Certain Changes or Events. Except as set forth in the Company Disclosure Schedule or as expressly contemplated by this Agreement, since June 30, 1997 each of the Company and its subsidiaries has conducted its business in the ordinary course and there has not occurred: (a) any events or occurrences which, individually or in the aggregate, have had a Material Adverse Effect on the Company; (b) any material damage to, destruction or loss of any material asset of the Company or any of its subsidiaries (whether or not covered by insurance); (c) any change by the Company or any of its subsidiaries in its accounting policies, practices or methods; (d) any material revaluation by the Company or any of its subsidiaries of any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business in amounts consistent with prior periods; (e) any sale of a material amount of property or assets; (f) any declaration, setting aside or, except as required by the terms of the 8% Preferred Stock or the 10% Preferred Stock as in effect on the date hereof, payment of any dividend or distribution in respect of any stock of the Company or any redemption, purchase or other acquisition of its securities by the Company or an of its Subsidiaries; or (g) any entering into, establishment or amendment of, any Plan (as hereinafter defined), any granting of stock options, stock appreciation rights, performance awards or restricted awards, or any other increase (other than ordinary course increases) in compensation payable or to become payable to any officers or key employees of the Company or any of its subsidiaries.

         5.9 No Undisclosed Liabilities. Except as set forth in the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any material liabilities (absolute, accrued, contingent or otherwise) except liabilities (a) in the aggregate adequately provided for in the Company's audited balance sheet (including any related notes thereto) as of March 31, 1997 (the "1997 Balance Sheet") or the Company's unaudited interim balance sheet (including any related notes thereto) as of September 30, 1997 (the "Interim Balance Sheet"), included in the SEC Reports, (b) incurred in the ordinary course of business and not required under US GAAP to be reflected on the 1997 Balance Sheet, (c) incurred since September 30, 1997 in the ordinary course of business and not in violation of any provision of this Agreement, or (d) incurred in connection with this Agreement.

         5.10 Absence of Litigation. Except as set forth in the Company Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that could reasonably be expected to have a Material Adverse Effect on the Company.

         5.11 Benefit Plans. All Company Benefit Plans are listed in the Company Disclosure Schedule, and copies of all documentation relating to such Company Benefit Plans have been delivered or made available to Parent. Except as disclosed in the Company Disclosure Schedule: (a) each Company Benefit Plan and the administration thereof complies, and has at all times complied in all material respects with the requirements of all applicable law, including ERISA and the Code; (b) no Company Benefit Plan is intended to qualify under Section 401(a) of the Code; (c) neither the Company nor any of its subsidiaries is now, nor at any time has been, a member of a controlled group, as defined in Section 412(n)(6)(B) of the Code, with any other enterprise; (d) neither the Company nor any of its subsidiaries presently maintains or contributes to, nor at any time has maintained or contributed to, any single-employer plan (within the meaning of Section 3(41) of ERISA) or any multi-employer plan (within the meaning of
Section 3(37) of ERISA) subject to Title IV of ERISA, and there are no circumstances pursuant to which the Company or any of its subsidiaries could have liability to any party under Title IV of ERISA; (e) neither the Company nor any of its subsidiaries has incurred any liability for any tax imposed under Sections 4971 through 4980B of the Code or civil liability under Section 502(i) or (1) of ERISA; (f) no Company Benefit Plan provides health or death benefit coverage beyond the termination of an employee's employment, except as required by Part 6-of Subtitle B of Title I of ERISA or Section 4980B of the Code; (g) no suits, actions or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) have been brought against or with respect to any Company Benefit Plan; and (h) all contributions to Company Benefit Plans required to be made under such Company Benefit Plans have been made, and all benefits accrued under any unfunded Company Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with US GAAP as of such date and the Company and each of its subsidiaries has performed all material obligations required to be performed by it under all Company Benefit Plans.

         As used in this Agreement:

         "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

         "Company Benefit Plan" means any Plan established by the Company, any subsidiary of the Company or any predecessor or affiliate of the Company or of any subsidiary of the Company, existing on the date hereof or prior thereto, to which the Company or any subsidiary of the Company contributes or has contributed, or under which any employee, former employee or director of the Company or any subsidiary of the Company or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, whether for the benefit of a single individual or more than one individual, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.


         5.12 Transactions with Certain Persons. Except as set forth in the Company Disclosure Schedule or disclosed in a SEC Report, no officer, director or employee of the Company or any of its subsidiaries nor any member of any such person's immediate family is presently, or within the past two years has been, a party to any transaction with the Company or any of its subsidiaries where the fair market value of the amount involved in such transaction exceeded US$60,000, including without limitation, any contract, agreement, loan or other arrangement
(a) providing for the furnishing of services by, (b) providing for the rental of real or personal property from, or (c) otherwise requiring payments to (other than for services as officers, directors or employees of the Company or any of its subsidiaries) any such person or corporation, partnership, trust or other entity in which any such person has a material interest as a stockholder, or as an officer, director, trustee or partner.

         5.13 Labor Matters. Except as set forth in the Company Disclosure Schedule, (a) there are no controversies pending or, to the knowledge of the Company or any of its subsidiaries, threatened, between the Company or any of its subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on the Company; (b) neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor does the Company or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (c) neither the Company nor any of its subsidiaries has during the past five years been subject to any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries, and to the knowledge of the Company none are threatened; which strikes, slowdowns, work stoppages or lockouts have had or could reasonably be expected to have a Material Adverse Effect on the Company.

         5.14 Proxy Statement/Prospectus. If prior to the Effective Time, the Company supplies any information for inclusion in a Registration Statement of Supercanal on Form F-1 (a "Registration Statement"), that information will not at the time the Registration Statement (including amendments thereof or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         5.15    Restrictions on Business Activities.  Except for this
Agreement or as set forth in the Company Disclosure Schedule, there is no agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its subsidiaries, any material acquisition of property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries as currently conducted or as proposed to be conducted by the Company.

         5.16 Title to Property. Except as set forth in the Company Disclosure Schedule, the Company and each of its subsidiaries have good and marketable title to all of their material properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present or currently contemplated use of the property affected thereby; and all leases pursuant to which the Company or any of its subsidiaries lease from others material real or personal property are valid and enforceable in accordance with their respective terms, and there is no material default or event of default by the Company or a subsidiary of the Company, nor to the knowledge of the Company, by any other party thereto, under any of such leases, (or event which with notice or lapse of time, or both, would constitute a default).

         5.17    CATV Systems, Subscribers.  Set forth in the Company
Disclosure Schedule, is a complete list of the cable television ("CATV") systems owned and/or operated by the Company or any subsidiary thereof ("Company CATV Systems") as of the date hereof and the number of equity subscribers and total subscribers in each of such Company CATV Systems as of June 30, 1997, as well as the following information for each Company CATV System as of June 30, 1997, (i) the approximate number of route kilometers of cable plant which are fully completed and operational; (ii) the estimated number of households passed; (iii) the capacity of cable plant; (iv) a description of all services provided; and
(v) the rates charged for such services.

         5.18 Franchises, Licenses, Permits, etc.. Set forth in the Company Disclosure Schedule, is a complete list and brief description of all authorizations, approvals, certifications, licenses and permits issued by Comfer (the "Company Comfer Authorizations") to the Company or any subsidiary thereof as of the date hereof and all applications by the Company or any subsidiary thereof for any Company Comfer Authorizations which are pending on the date hereof. The Company and its subsidiaries (A) have all Company Comfer Authorizations and other authorizations, approvals, franchises, licenses and permits of Argentine provincial Governmental Entities (the "Company Other Authorizations") required for the operation of the Company CATV Systems being operated on the date hereof, (B) have duly and currently filed all reports and other information required by Comfer or any other Governmental Entity to be filed in connection with such Company Comfer Authorizations and Company Other Authorizations and (C) are not in violation of any Company Comfer Authorization or Company Other Authorization, other than the lack of Company Comfer Authorizations or Company

Other Authorizations, delays in filing reports or violations which, insofar as can reasonably be foreseen, would not have a material adverse effect on the CATV business conducted by the Company and its subsidiaries taken as a whole.

         5.19    Taxes.   (a)  For purposes of this Agreement, "Tax" or "Taxes"
shall mean taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and other taxes, duties or assessments of any nature whatsoever, and interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports and information statements with respect to Taxes required to be filed with the Internal Revenue Service (the "IRS") or any other Taxing Authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns; and "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

         (b)     Except as set forth in the Company Disclosure Schedule:

               (i) All Tax Returns required to have been filed by or with respect to the Company or any of its subsidiaries or any affiliated, combined, consolidated, unitary or similar group of which the Company or any subsidiary is or was a member (a "Relevant Group") with any Taxing Authority have been duly filed, and each such Tax Return filed by the Company correctly and completely reflects the income, franchise or other Tax liability and all other information required to be reported thereon. All Taxes owed by the Company or any of its subsidiaries or any member of a Relevant Group (whether or not shown on any Tax Return) have been paid or, in the case of Taxes attributable to the Company and its subsidiaries, are duly provided for in the financial statements included in the SEC Reports.

              (ii) The provisions for Taxes due by the Company and its subsidiaries (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in the financial statements included in the SEC Reports, are sufficient for all unpaid Taxes, whether or not disputed, of the Company and its subsidiaries. As of the Effective Time, such provisions as adjusted for the passage of time through the Effective Time, will be sufficient for the then-unpaid Taxes of the Company and its subsidiaries.

             (iii) Neither the Company nor any of its subsidiaries is a party to any current agreement extending the time within which to file any Tax Return. No claim has ever been made by any taxing authority in a jurisdiction in which the Company or its subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

              (iv) The Company and each of its subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

               (v) The Company does not expect any Taxing Authority to assess any additional Taxes against or in respect of it or any of its subsidiaries for any past period. There is no dispute or claim concerning any Tax liability of the Company or any of its subsidiaries either (i) claimed or raised by any Taxing Authority or (ii) otherwise known to the Company or any of its subsidiaries. No issues have been raised in any examination by any Taxing Authority with respect to the Company or any of its subsidiaries which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. The Company Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed by or with respect to the Company or any of its subsidiaries for all taxable periods ended on or after March 31, 1992, indicates those Tax Returns, if any, that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Parent complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, the Company or any of its subsidiaries since 1992.

              (vi) Neither the Company nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

             (vii) Neither the Company nor any of its subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could require it to make any payments, that are not deductible under Section 28OG of the Code.

            (viii) Neither the Company nor any of its subsidiaries is a party to any Tax allocation or sharing agreement.

              (ix) Neither the Company nor any of its subsidiaries is, or at any time has been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

               (x) None of the assets of the Company or any of its subsidiaries constitutes tax-exempt bond financed property or tax-exempt use property, within the meaning of Section 168 of the Code. Neither the Company nor any of its subsidiaries is a party to any "safe harbor lease" that is subject to the provisions of Section 168(f)(8) of the Internal Revenue Code as in effect prior to the Tax Reform Act of 1986, or to any "long-term contract" within the meaning of Section 460 of the Code.

              (xi) Neither the Company nor any of its subsidiaries is a "consenting corporation" within the meaning of Section 341(f)(1) of the Code, or comparable provisions of any state statutes, and none of the assets of the Company or any of its subsidiaries is subject to an election under Section 341
(f) of the Code or comparable provisions of any state statutes.

             (xii) Neither the Company nor any of its subsidiaries is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

            (xiii) There are no accounting method changes, or proposed or threatened accounting method changes, of the Company or any of its subsidiaries that could give rise to an adjustment under Section 481 of the Code for periods after the Closing Date.

             (xiv) Neither the Company nor any of its subsidiaries has received any written ruling of a Taxing Authority related to Taxes or entered into any written and legally binding agreement with a Taxing Authority relating to Taxes.

              (xv)    Each of the Company and its subsidiaries has disclosed
(in accordance with Section 6662(d)(2)(B)(ii) of the Code) on its federal income Tax Returns all positions taken on those Tax Returns for which there was no substantial authority within the meaning of Section 6662(d)(2)(B)(i) of the Code and that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662(d) of the Code.

             (xvi) Neither the Company nor any of its subsidiaries has any liability for Taxes of any Person other than the Company or its subsidiaries (w) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), (x) as a transferee or successor, (y) by contract or (z) otherwise.

            (xvii) Neither the Company nor any of its subsidiaries has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

           (xviii)    No foreign subsidiary of the Company has, or at any time
has had, an investment in "United States property" within the meaning of Section 956(b) of the Code.

             (xix) No foreign subsidiary of the Company has, or at any time has had, a material amount that is includible in the income of a United States person under Section 951 of the Code.

              (xx) No foreign subsidiary of the Company is, or at any time has been, a passive foreign investment company within the meaning of Section 1296 of the Code, and neither the company nor any of its subsidiaries is a shareholder, directly or indirectly, in a passive foreign investment company.

             (xxi) No foreign subsidiary of the Company is, or at any time has been, engaged in the conduct of a trade or business within the United States within the meaning of Section 864(b) and Section 882(a) of the Code, or treated as or considered to be so engaged under Section 882(d) or Section 897 of the Code or otherwise.

            (xxii) No foreign subsidiary of the Company holds, or at any time has held, a United States real property interest within the meaning of Section 897(c)(1) of the Code.

           (xxiii)    Neither the Company nor any of its subsidiaries is, or at
any  time  has  been,  subject  to (x) the dual consolidated loss provisions of
Section 1503(d) of the Code, (y) the overall foreign loss provisions of Section 904(f) of the Code or (z) the recharacterization provisions of Section 952(c)(2) of the Code.

            (xxiv) There currently are no limitations on the utilization of the net operating losses, built-in losses, capital losses, tax credits or other similar items of the Company or any subsidiary of the Company (collectively, the "Losses") under (t) Section 382 of the Code, (u) Section 383 of the Code, (v)
Section 384 of the Code, (w) Section 269 of the Code, (x) Section 1.1502-21T and
Section 1.1502-15A of the Treasury regulations, (y) Section 1.1502-21T and
Section 1.1 502-21A of the Treasury regulations or (z) Section 1.1502-91T through 1.1502-99T of the Treasury regulations.

             (xxv) At March 31, 1997, the Company and its subsidiaries had the aggregate Tax Losses for federal income Tax purposes as set forth in Section 5.19(b)(xxv) of the Company Disclosure Statement.

         5.20 Environmental Matters. Except as set forth in the Company Disclosure Schedule, the Company and each of its subsidiaries (a) have obtained all applicable permits, licenses and other authorizations which are required to be obtained under all applicable laws or any regulation, code, plan, order, decree, judgment, notice or determination letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes ("Environmental Laws") by the Company or its subsidiaries (or their respective agents); (b) are in compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (c) are not aware of and have not received notice of any past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which could give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company or any of its subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (d) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company or its subsidiaries (or any of their respective agents) thereunder; except where the failure to obtain such permit, license or other authorization, or any such non-compliance, or violations, liabilities, claim, action, suit, proceeding, or failure to register any such product or material, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect on the Company.

         5.21 Contracts. The Company Disclosure Schedule contains an accurate and complete listing of all contracts, leases, agreements or understandings, whether written or oral, material to the business, properties, operations or financial condition of the Company and its subsidiaries, taken as a whole, including, without limitation, all contracts, agreements or understandings with providers of programming (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any material terms thereof, have been delivered or made available to Acquisition or Supercanal prior to the execution of this Agreement). Each of such contracts, leases, agreements and understandings is in full force and effect and (a) none of the Company or any of its subsidiaries or, to the knowledge of the Company, any other party thereto, has breached or is in default thereunder, (b) no event has occurred which, with the passage of time or the giving of notice would constitute such a breach or default, (c) no claim of default thereunder has been asserted or, to the knowledge of the Company, threatened and (d) none of the Company or its subsidiaries or, to the knowledge of the Company, any other party thereto is seeking a renegotiation thereof or substitute performance thereunder, except where such breach or default, or attempted renegotiation or substitute performance, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect on the Company.

         5.22 Intellectual Property. (a) The Company and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in the business of the Company and its subsidiaries as currently conducted and as proposed to be conducted.

         (b) Except as disclosed in the Company Disclosure Schedule, or as could not reasonably be expected to have a Material Adverse Effect on the
Company: (i) the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third-party patents, trademarks, service marks and copyrights ("Third Party Intellectual Property Rights"); (ii) no claims with respect to the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor owned by the Company or any of its subsidiaries (the "Company Intellectual Property Rights") are currently pending or, to the knowledge of the Company, are overtly threatened by any person; (iii) the Company does not know of any valid grounds for any bona fide claims (a) to the effect that the sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the any or any of its subsidiaries, infringes on any copyright, patent, trademark, service mark or trade secret, (b) against the use by the Company or any of its subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company or any of its subsidiaries as currently conducted or as proposed to be conducted, (c) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company, or
(d) challenging the license or legally enforceable right to use of the Third Party Intellectual Rights by the Company or any of its subsidiaries.

         (c) All material patents, registered trademarks, service marks and copyrights held by the Company are valid and subsisting. Except as set forth in the Company Disclosure Schedule, to the Company's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its subsidiaries.

         5.23 Insurance. All casualty, general liability, business interruption, and other insurance policies maintained by the Company or any of its subsidiaries are in character and amount substantially equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except as could not reasonably be expected to have a Material Adverse Effect on the Company.

         5.24 Accounts Receivable. The accounts receivable of the Company and its subsidiaries as reflected on the Interim Balance Sheet, to the extent uncollected on the date hereof, and the accounts receivable reflected on the books of its subsidiaries are valid and existing and represent monies due, and the Company has made reserves reasonably considered adequate for receivables not collectible in the ordinary course of business, and (subject to the aforesaid reserves) are subject to no refunds or other adjustments and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any thereof.

         5.25 Full Disclosure. No statement contained in any certificate or schedule furnished or to be furnished by the Company or its subsidiaries to Acquisition in, or pursuant to the provisions of, this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make statements herein or therein not misleading. The Company has provided, or made available, to Acquisition or Supercanal complete and correct copies of all agreements and other documents (including amendments, supplements or modifications thereto) referred to on the Company Disclosure Schedule.

         5.26 Fairness Opinion. The Company has received the fairness opinion of Arnhold and S. Bleichroeder, Inc. relating to the transactions which are the subject of this Agreement (which fairness opinion supplements the fairness opinion of Arnhold and S. Bleichroeder relating to the transactions which were the subject of the Original Agreement) and a copy thereof will be delivered to Acquisition.

                                      ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF ACQUISITION

         Acquisition hereby represents and warrants to the Company that, except as set forth in the written disclosure schedule delivered by Acquisition to the Company (the "Acquisition Disclosure Schedule"):

         6.1 Organization and Qualification; Subsidiaries. Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and Supercanal is a corporation (sociedad anonima) duly organized, validly existing and in good standing under the laws of Argentina.

         6.2 Constituent Documents. Acquisition has heretofore furnished to the Company complete and correct copies of its certificate of incorporation and by-laws and Supercanal has heretofore furnished to the Company a complete and correct copy of its estatutos sociales and has furnished or made available to the Company the estatutos sociales or other organizational documents of each of its subsidiaries (the "Constituent Documents"). Such Constituent Documents are in full force and effect.

         6.3 Authority Relative to this Agreement and the Guarantee. Acquisition has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. Supercanal has all necessary corporate power and authority to execute and deliver the guaranty attached to this Agreement (the "Guaranty") and the Programming Agreement and to perform its obligations thereunder. The execution and delivery of this Agreement by Acquisition and the consummation by Acquisition of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Acquisition, and no other corporate proceedings on the part of Acquisition are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The execution and delivery of the Guaranty and the Programming Agreement by Supercanal and fulfillment by Supercanal of its obligations under the Guaranty and the Programming Agreement have been duly and validly authorized by all necessary corporate action on the part of Supercanal, and no other proceedings on the part of Supercanal are necessary to authorize the Guaranty and the Programming Agreement or for Supercanal to fulfill any obligations under the Guaranty and the Programming Agreement which it may be required to fulfill. This Agreement has been duly and validly executed and delivered by Acquisition and the Guaranty has been duly and validly executed by Supercanal. Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a legal, valid and binding obligation of Acquisition, and the Guaranty constitutes, and when executed the Programming Agreement will constitute, a valid and binding obligation of Supercanal, enforceable against Acquisition (as to this Agreement) or Supercanal (as to the Guaranty and the Programming Agreement) in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other such laws relating to the enforcement of creditors' rights generally and by general principles of equity.

         6.4 No Conflict. (a) Required Filings and Consents. Except as set forth in the Acquisition Disclosure Schedule, the execution and delivery of this Agreement by Acquisition, and the execution and delivery of the Guaranty by Supercanal, do not, and the performance of this Agreement by Acquisition or of the Guarantee by Supercanal will not, (i) conflict with or violate the Constituent Documents of Acquisition or Supercanal,
(ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Acquisition or Supercanal or any of their subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Acquisition's, Supercanal's or any of their subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Acquisition or Supercanal or any of their subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquisition or Supercanal or any of their subsidiaries is a party or by which Acquisition or Supercanal or any of their subsidiaries or its or any of their respective properties are bound or affected.

         (b) Except as disclosed in the Acquisition Disclosure Schedule, the execution and delivery of this Agreement by Acquisition and of the Guaranty by Supercanal does not, and the performance of this Agreement by Acquisition and of the Guaranty by Supercanal will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for (i) the filing and recordation of appropriate merger or other documents as required by the DGCL and the TBCA (ii) applicable filing and waiting period requirements under the HSR Act and (iii) applicable requirements, if any, under Argentine Law No. 22,285 or other required filings with, or approvals by Comfer. The filing required to have been made by Acquisition under the HSR Act has been made and the waiting periods under the HSR Act have been terminated.

         (c) The execution and delivery of this Agreement by Acquisition and of the Guaranty by Supercanal does not require the consent of any person, including any shareholder of Acquisition or Supercanal, other than approval of the Board of Directors of Acquisition and of the Directorio (i.e., Board of Directors) of Supercanal, each of which has been obtained.

         6.5 Ownership of Acquisition; No Prior Activities. (a) Acquisition was formed solely for the purpose of engaging in the transaction contemplated by this Agreement.

         (b) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with the transactions contemplated by this Agreement and except for this Agreement and any other agreement or arrangements contemplated by this Agreement, Acquisition has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any persons.

         6.6 Accuracy of Materials. Neither the Offer Documents nor any information supplied by Acquisition in writing for inclusion in the Schedule 14D-9 will, at the respective times the Schedule 14D-9 and the Offer Documents are filed with the SEC and first published, sent or given to the Company's stockholders, contain a false or misleading statement with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. On the date the Proxy Statement is mailed to the Company's stockholders and on the date of the Stockholders Meeting, none of the information supplied in writing by Acquisition for inclusion in the Proxy Statement will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the Stockholders Meeting or the solicitation of proxies therefor which has become false or misleading. The Offer Documents will comply as to form in all material respects with the Exchange Act and the rules and regulations under it. Notwithstanding the foregoing, Acquisition does not make any representation or warranty with respect to information supplied by the Company or any of its affiliates or representatives in writing for inclusion in the Offer Documents, the Schedule 14D-9 or the Proxy Statement.

         6.7 Availability of Funds. Supercanal (i) has arranged loan facilities which, either alone or with cash presently on hand, will provide sufficient funds to enable Acquisition to purchase and pay for the Purchased Common Stock (and the Option Preferred Stock, of Acquisition exercises the Preferred Stock Purchase Option), the Shares which are tendered in response to the Tender Offers and the Merger as contemplated by this Agreement and to consummate the other transactions contemplated by this Agreement and (ii) will have on the Stock Purchase Closing Date, the Expiration Date and the Effective Date sufficient funds to enable Acquisition to fulfill the respective obligations under this Agreement which it will be required to fulfill on each of those dates, including but not limited to its obligations to purchase and pay for the Purchased Common Stock, the Shares which are tendered in response to the Tender Offers and the Merger, respectively, as contemplated by this Agreement. Supercanal's loan facilities permit money borrowed under the facilities to be used to purchase and pay for Common Stock and 8% Preferred Stock purchased at the Initial Purchase Closing, under Paragraph 1.4 or through the Tender Offers and to carry out the Merger. The Note Purchase Agreement dated as of November 12, 1997 among Supercanal Holding S.A. and various subsidiaries, various financial institutions, as Purchasers, ING Baring (U.S.) Securities, Inc., as Arranger, ING Baring (U.S.) Capital Corporation, as Administrative and Collateral Agent, and The Bank of New York, as Registrar, as modified by a letter agreement dated as of November 26, 1997, (the "Note Purchase Agreement"), a copy of which was given to the Company, has not been terminated or further modified.

         6.8 No Supercanal Shareholder Suits. At the date of this Agreement, no shareholder of Supercanal or affiliate of a shareholder of Supercanal has filed or threatened to file a suit seeking to enjoin Supercanal or Acquisition from completing the transactions which are the subject of this Agreement.

         6.9 Not Affiliated Shareholders. None of Acquisition, Supercanal or any "affiliates" or "associates" of Acquisition or Supercanal are "affiliated shareholders" of the Company, as those terms are defined in Articles 13.01 -
13.08 of the TBCA.


                                     ARTICLE VII

                             ACTIONS PRIOR TO THE MERGER


         7.1 Activities Until Effective Time. From the date of this Agreement to the Effective Time, the Company will, and will cause each of its subsidiaries to, except with the written consent of Acquisition:

         (a) Operate its business in the ordinary course and in a manner consistent with the manner in which it is being operated at the date of this Agreement.

         (b) Take all reasonable steps available to it to maintain the goodwill of the Company's business and the continued employment of the executives and other employees engaged in that business.

         (c) At its expense, maintain all its assets in good repair and condition, except to the extent of reasonable wear and use and damage by fire or other unavoidable casualty.

         (d) Not make any borrowings other than (i) borrowings in the ordinary course of business under working capital lines which are disclosed in the notes to the consolidated balance sheet at March 31, 1997 or September 30, 1997 included in the Company SEC Reports, and (ii) up to a total of $1,000,000 under revolving credits from Jack R. Crosby Inter Vivos Trust and Sharpe Irrevocable Inter Vivos Trust.

         (e) Except as permitted in Paragraph 7.1(f) not enter into any contractual commitments involving capital expenditures, loans or advances, and not voluntarily incur any contingent liabilities, except in each case in the ordinary course of business.

         (f) Not make any expenditure which reduces its net working capital (i.e., current assets minus current liabilities) by more than $2.5 million, and not make capital expenditures whether or not in the ordinary course of business (excluding capitalized costs of new subscriber connections and costs of acquiring new television systems, other than KTV) totalling more than $2.5 million, if Acquisition's designee on the Company's Board of Directors objects in writing to the expenditures within three business days in Argentina after the Acquisition designee is notified in writing that the Company wants to make the expenditure or expenditures and is given written materials describing in reasonable detail the reasons the Company wants to make the expenditure or expenditures and, if applicable, the return the Company expects to realize from the expenditure or expenditures, provided that Acquisition's designee will not be permitted to object to a reduction of net working capital which is necessary to enable the Company to pay its outstanding obligations as they become due and payable in the ordinary course of business or to make expenditures or payments specifically permitted in subparagraph (d) or
(g).

         (g) Not declare or pay any dividends, or make any other distributions or repayments of debt to its stockholders, other than (i) required payments of dividends, if any, with regard to the 10% Preferred Stock and the 8% Preferred Stock, (ii) payments by subsidiaries of the Company to the Company or other wholly owned subsidiaries of the Company, (iii) repayments of borrowings under a $500,000 revolving credit from each of Jack R. Crosby Inter Vivos Trust and the Sharpe Irrevocable Inter Vivos Trust and (iv) repayment of 1998 Notes.

         (h) Not make any loans or advances (other than advances for travel and other normal business expenses) to stockholders, directors, officers or employees.

         (i) Maintain its books of account and records in the usual manner, in accordance with US GAAP applied on a consistent basis, subject to normal year-end adjustments and accruals.

         (j) Comply in all material respects with all applicable laws and regulations of governmental agencies.


         (k) Not sell, dispose of or encumber any property or assets, or engage in any activities or transactions, except in each case in the ordinary course of business.

         (l)     Not increase the salaries of any officers or directors.

         (m) Not adopt, or become an employer with regard to, any employee compensation, employee benefit or post-employment benefit plan, except bonuses totalling not more than $300,000 to Jack Gray and Jack Crosby.

         (n) Not issue any stock of any class, other than (i) the issuance of Common Stock upon exercise of options or warrants which are outstanding on the date of this Agreement and are disclosed on the Company Disclosure Schedule,
(ii) the issuance of Common Stock on conversion of 8% Preferred Stock or 10% Preferred Stock, (iii) the issuance of 8% Preferred Stock as dividends to the extent required by the 8% Preferred Stock and the 10% Preferred Stock, (iv) the issuance of 8% Preferred Stock as dividends to the extent required by outstanding shares of 8% Preferred Stock and (v) the issuance of shares upon conversion of subsidiaries from sociedad de responsabilidad limitada (SRL) form to sociedad anonima (SA) form, or issue any options, warrants or rights, or enter into any other agreements, by reason of which the Company may become obligated to issue any stock of any class.

         7.2 Redemption of 10% Preferred Stock. Not later than three Austin, Texas business days after the Initial Stock

Purchase Closing Date the Company will give notice of redemption of all the outstanding shares of 10% Preferred Stock for the redemption price of $5.00 per share plus dividends specified in the Statement of Resolution Establishing and Designating the Series 1990 10% Convertible Preferred Stock, which was filed on July 11, 1990.

         7.3     No Solicitation of Offers; Notice of Indications of Interest.
(a) Except as provided in subparagraph (b), the Company will not, and will not authorize any of its officers, directors, employees or agents to, enter into any discussions or take any other steps, a likely result of which might be to cause someone other than Acquisition or Supercanal to (i) solicit tenders of stock of the Company or otherwise seek to acquire 5% or more of either the Common Stock or the 8% Preferred Stock of the Company, other than with a view to tendering that stock in response to the Tender Offers, (ii) acquire all or a substantial portion of the assets of the Company and its subsidiaries (whether through acquisitions of assets, acquisitions of stock of subsidiaries or both), or (iii) otherwise to acquire the Company or a substantial portion of its assets if the Minimum Shares are not validly tendered in response to the Tender Offers and not withdrawn or if the Company's stockholders do not approve the Merger. If the Company learns that anyone is contemplating soliciting tenders of its stock, acquiring 5% or more of its outstanding stock, acquiring all or a substantial portion of its assets and those of its subsidiaries or otherwise offering to acquire the Company or its assets if the Minimum Shares are not validly tendered in response to the Tender Offers and not withdrawn or if its stockholders do not approve the Merger, the Company will promptly notify Acquisition of that fact and provide Acquisition with all information in the Company's possession regarding the contemplated solicitation of tenders, acquisition of stock or assets or other acquisition offer, and the Company will promptly, from time to time, provide Acquisition with any additional information it obtains regarding the contemplated solicitation of tenders, acquisition of stock or assets or other acquisition offer.

                 (b) Notwithstanding subparagraph (a), the Company may, without breaching this Agreement, in response to an unsolicited proposal to the Company (an "Acquisition Proposal") which the Company's Board of Directors determines, in good faith and after consultation with the Company's independent financial advisor, would result (if consummated pursuant to its terms) in a transaction (an "Acquisition Transaction") which is more favorable both to the holders of the Common Stock and to the holders of the 8% Preferred Stock than the Tender Offers and the Merger, furnish confidential or non-public information to the person, entity or group (a "Potential Acquiror") making that Acquisition Proposal and enter into discussions and negotiations with that Potential Acquiror.

         7.4     Efforts to Fulfill Conditions.    The Company will use its
best efforts to cause all the conditions set forth in Paragraph 8.1 to be fulfilled prior to or on the Initial Stock Purchase Closing Date and Acquisition will use its best efforts to cause all the conditions set forth in Paragraph 8.2 to be fulfilled prior to or on the Initial Stock Purchase Closing Date.

         7.5 Indemnification and Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, (each an "Action") including, without limitation, any Action in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company or any of its subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer, employee or agent of the Company or any of its subsidiaries, or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) this Agreement or any of the transactions contemplated by it, whether asserted or arising before or after the Effective Time, the Company and Acquisition (prior to the Merger) and the Surviving Corporation (after the Merger) will cooperate and use its reasonable best efforts to defend against the Action. The Company will indemnify and hold harmless, and after the Effective Time the Surviving Corporation will indemnify and hold harmless, to the fullest extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual Action. Without limiting what is said in the preceding sentence, (i) the Company, and the Surviving Corporation after the Effective Time, will promptly pay expenses incurred by an Indemnified Party in advance of the final disposition of any Action to the fullest extent permitted by law, (ii) the Indemnified Parties may retain counsel satisfactory to them, and the Company, and the Surviving Corporation after the Effective Time, will pay all fees and expenses of one counsel for the Indemnified Parties promptly after statements are received. However, neither the Company nor the Surviving Corporation will be liable for any settlement effected without its prior written consent (which consent will not be unreasonably withheld), and the Surviving Corporation will have no obligation to any Indemnified Party when and if a court of competent jurisdiction determines, in a determination which becomes final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated by this Paragraph is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification with regard to an actual or threatened Action under this Paragraph 7.6, upon learning of the Action or the threat of the Action, must notify the Company and, after the Effective Time, the Surviving Corporation, of the Action; provided that the failure to give notice will not effect the obligations of the Company or the Surviving Corporation except to the extent the failure to give notice materially prejudices such party.

         (b) Acquisition agrees that all rights to indemnification existing in favor, and all limitations on the personal liability, of the Indemnified Parties in the Company's Certificate of Incorporation or by-laws or the charter or by-laws or similar organizational documents of any of its subsidiaries as in effect as of the date Agreement with respect to matters occurring prior to the Effective Time will survive the Merger and will continue in full force and effect for a period of not less than six after years the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the disposition of such claim. The Surviving Corporation will cause the current policies of the directors' and officers' liability insurance to remain in effect for at least three years after the Effective Time or will substitute policies of at least the same coverage with terms and conditions which are not less advantageous to the insureds than those presently maintained by the Company, with respect to matters occurring prior to the Effective Time; provided that in no event will the Surviving Corporation be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for that insurance. If the annual premiums exceed that amount, the Surviving Corporation will only be obligated to obtain a policy with the greatest dollar amount of coverage available for a cost not exceeding that amount.

         (c) This Paragraph 7.5 is intended for the benefit of the Indemnified Parties and will be binding on all successors and assigns of Acquisition, the Company and the Surviving Corporation. Each of the Indemnified Parties will be entitled to enforce this in Paragraph 7.5.

         (d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and is not the entity which continues or survives after the consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, provision will be made so the successors of the Surviving Corporation assume the obligations set forth in this Paragraph 7.5.

         7.6 Board Representation. Not later than the Stock Purchase Closing Date, Daniel Vila, will be elected by the Board, effective upon completion of Acquisition's purchase of the Purchased Common Stock, to one of the positions (of which there will not be more than seven) on the Company's Board of Directors and the Company will use its best efforts to cause Daniel Vila, or if he becomes unable to serve, another designee of Acquisition reasonably acceptable to the Company, to be elected at all subsequent meetings of the Company's stockholders at which directors are elected (except that, (i) at any time when Acquisition and its affiliates (including Supercanal) cease to own at least 15% of the outstanding shares of Common Stock, or (ii) if Acquisition breaches or fails to fulfill in a material respect any of its obligations under this Agreement within 10 days after written notice of the failure from the Company (which states that it is a notice being given for the purposes of this Paragraph 7.6), Acquisition will cause Daniel Vila or whoever else may be its designee to resign.

         7.7 Options and Warrants. (a) The Company will use its best efforts (including, without limitation, by amending the provisions of the Company's Employee Stock Option Plan and its Non-Employee Director Stock Option Plan and the option agreements which have been issued under those Plans) to provide that, (i) immediately prior to the acceptance of Shares in response to the Tender Offers, each holder of an outstanding option granted under either Plan (an "Option") will become fully vested and (ii) if all the conditions on
Exhibit 2.1-C are fulfilled, (x) each Option will be cancelled and (y) the holder of each Option will receive, not later than 10 days after the Tender Offers expire, a cash payment from the Company equal to (I) the excess of the Merger Price for the Common Stock over the per share exercise price of the Option times (II) the number of shares subject to the Option when it is cancelled. Any such cash payments will be treated as compensation and will be net of any applicable federal or state withholding tax.

         (b)     If (i) all the conditions on Exhibit 2.1-C are fulfilled, or
(ii) even though those conditions are not fulfilled, Acquisition purchases all the Common Stock and 8% Preferred Stock which is properly tendered in response to the Tender Offers and not withdrawn and (iii) at least 5 days after all the 10% Preferred Stock has either been converted into Common Stock or redeemed, any holder of warrants listed in Section 5.3 of the Company Disclosure Schedule tenders the warrants to the Company to be cancelled in exchange for payment of
(A) the excess of $4.50 per share of Common Stock over the per share exercise price of the warrants times (B) the number of shares of Common Stock subject to the warrants when they are cancelled, within five business days after the warrants are tendered for cancellation, the Company will cancel the warrants and pay the holder cash in the amount described in clauses (A) and (B).

         7.8     Use of Proceeds of Sale of Purchased Common Stock.  The
Company will use the proceeds of the sale of the Purchased Common Stock solely
(a) to pay the redemption price of the 10% Preferred Stock, (b) to repay up to $6,780,000 of the Company's 13% Notes due February 1998, (c) to make payments to holders of Options or warrants as contemplated by Paragraph 7.7 and (d) to make other payments which are listed on Exhibit 7.8. Until it uses proceeds of the sale of the Purchased Common Stock for one or more of those purposes, the Company will invest them in (i) securities issued by the United States Treasury which mature not later than March 31, 1998, (ii) certificates of deposit issued by ING Bank N.V. or an affiliate which mature no later than March 31, 1998, or
(iii) other short term debt securities to which Acquisition consents in writing in advance.

         7.9 Purchase of KTV. Not later than 10 days after the Stock Purchase is competed, the Company will assign to Acquisition all the rights, if any, the Company may have under the option to purchase the entities which operate cable systems and in Monte Caseras and Federacion (together, the "KTV Entities") which is described in Items 8(a) and (b) of Section 5.20 of the Company Disclosure Schedule (the "KTV Option"). If the KTV Option has not expired, Acquisition will exercise the KTV Option before its expiration date and will purchase, or cause a designee to purchase, the KTV Entities on the terms provided in the KTV Option. If the KTV Option has expired but the owners of the KTV Entities are willing to sell the KTV Entities to Acquisition for the purchase price, and on the other terms, provided in the KTV Option, as promptly as practicable after the Stock Purchase is completed, Acquisition or a designee will purchase the KTV Entities for that purchase price and on those other terms.

         7.10    Satisfaction of Subsidiary Debt.  Not later than 15 days after
(i) the day on which Acquisition accepts the shares which are properly tendered in response to the Tender Offers and not withdrawn, or (ii) such earlier time as Acquisition acquires a majority of the outstanding Common Stock, the Company will cause each of its subsidiaries listed on Exhibit 7.10 to repay in full all its indebtedness for borrowed money and all its indebtedness incurred in connection with acquisitions of businesses or other assets (other than trade accounts payable incurred in the ordinary course of business).

         7.11 Ownership of Subsidiaries. Not later than 20 days after the date of this Agreement, the Company will enter into binding written agreements with the registered owners of shares or other interests in SIR TV S.R.L., Cable Viedma S.R.L. and Televiedma S.R.L., (together the "Tescorp S.R.L.'s") in form reasonably satisfactory to Acquisition, in which those registered owners agree that at any time the Company asks them to do so, they will (a) execute any documents the Company requests that they execute in order to ensure that at the Effective Time, the lenders under the Note Purchase Agreement will have valid and enforceable liens on all the shares or other ownership interests in the Tescorp S.R.L.'s, and (b) providing for the transfer of ownership of the Tescorp S.R.L.'s to such entity or entities as Supercanal may designate.


                                     ARTICLE VIII

                         CONDITIONS PRECEDENT TO TRANSACTIONS

         8.1 Conditions to the Company's Obligations. The obligations of the Company to sell the Purchased Common Stock (the "Stock Purchase") and to complete the Merger are subject to satisfaction of the following conditions (any or all of which may be waived by the Company with regard to either the Stock Purchases or the Merger):

         (a) The representations and warranties of Acquisition contained in this Agreement and the representations and warranties of Supercanal contained in the Guaranty will, except as contemplated by this Agreement, be true and correct in all material respects on the date of the Stock Purchase Closing (as to the Stock Purchase) and on the Merger Date (as to the Merger) with the same effect as though made on that date, and Acquisition will have delivered to the Company on the date of the Stock Purchase Closing (as to the Stock Purchase) and on the Merger Date (as to the Merger) a certificate dated that date and signed by the President of Acquisition to that effect.

         (b) Acquisition will have fulfilled in all material respects all its obligations under this Agreement required to have been fulfilled prior to or on the applicable one of the Stock Purchase Closing Date or the Merger Date.

         (c) No order will have been entered by any court or governmental authority and be in force which invalidates this Agreement or restrains the Company from completing any of the transactions which are the subject of this Agreement.

         (d) As to the Merger (but not as to the Stock Purchase), unless the Merger can be consummated under both the TBCA and the DGCL without a vote of the Company's stockholders, the Merger will have been approved by the holders of two-thirds of the outstanding shares of Common Stock and two-thirds of the outstanding shares of 8% Preferred Stock.

         (e) As to the Merger, the Effective Time will occur on or before April 30, 1998.

         8.2 Conditions to Acquisition's Obligations. The obligations of Acquisition to complete the Stock Purchase and to complete the Merger are subject to the following conditions (any or all of which may be waived by Acquisition with regard to the Stock Purchase or the Merger):

         (a) As to the Stock Purchase, the representations and warranties of the Company contained in this Agreement will, except as contemplated by this Agreement, be true and correct in all material respects on the Stock Purchase Closing Date with the same effect as though made on that date, and the Company will have delivered to Acquisition on the Stock Purchase Closing Date a certificate dated that date and signed by the President or a Vice President of the Company to that effect.

         (b) As to the Merger, the representations and warranties of the Company in Paragraph 5.8 will, except as contemplated by this Agreement, be true and correct in all material respects on the Merger Date with the same effect as though made on that date, and the Company will have delivered to Acquisition on the Merger Date a certificate dated that date and signed by the President or a Vice President of the Company to that effect.

         (c) The Company will have fulfilled in all material respects all of its obligations under this Agreement required to have been fulfilled prior to or on the applicable one of the Stock Purchase Closing Date or, the Merger Date.

         (d) No order will have been entered by any court or governmental authority and be in force which invalidates this Agreement or restrains Acquisition from completing any of the transactions which are the subject of this Agreement.

         (e) On or before the Stock Purchase Closing Date, Daniel Vila will have been elected to the Company's Board of Directors,effective upon completion of Acquisition's purchase of the Purchased Common Stock, as contemplated by Paragraph 7.6, and, except under circumstances described in Paragraph 7.6 in which Acquisition no longer is entitled to designate a member of that Board of Directors, that election will not have been rescinded.

         (f) As to the Merger, the number of shares held by shareholders of the Company who have filed written objections to approval of the Merger sufficient to preserve their rights to demand the fair value of the shares pursuant to Articles 5.11 through 5.13 of the TBCA will not exceed 5% of the total number of outstanding shares of Common Stock and 8% Preferred Stock combined (treating each share of 8% Preferred Stock as being equal to 32 shares of Common Stock).

         (g) As to the Merger, the Effective Time will occur on or before April 30, 1998.


                                      ARTICLE IX

                                     TERMINATION

         9.1 Right to Terminate. This Agreement may be terminated at any time prior to the Effective Time (whether or not the stockholders of the Company have approved the Merger):

         (a)     By mutual consent of the Company and Acquisition.

         (b) By the Company if, without fault of the Company, the Expiration Date is not on or before January 31, 1998.

         (c) By the Company or Acquisition if, without fault of Acquisition, the Effective Time is not on or before April 30, 1998.

         (d) By the Company if (i) any of the representations or warranties of Acquisition contained in this Agreement was not complete and accurate in all material respects on the date of this Agreement, or (ii) any of the conditions in Paragraph 8.1 is not satisfied or waived by the Company prior to or on the Merger Date.

         (e) By Acquisition if (i) any of the representations or warranties of the Company contained in this Agreement was not complete and accurate in all material respects on the date of this Agreement or (ii) any of the conditions in Paragraph 8.2 is not satisfied or waived by Acquisition prior to or on the Merger Date.

         9.2 Manner of Terminating Agreement. If at any time Acquisition or the Company has the right under Paragraph 9.1 to terminate this Agreement, it can terminate this Agreement by a notice to the other of them that it is terminating this Agreement.

         9.3     Termination due to Superior Proposal.

         (a) This Agreement may be terminated by the Company at any time prior to the Stock Purchase Closing Date, if (i) it receives a Superior Proposal, (ii) its Board of Directors resolves to accept the Superior Proposal,
(iii) the Company has given Acquisition at least ten business days' prior notice of its intention to terminate this Agreement pursuant to this provision and (iv) the Company has paid Acquisition $5 million (it being understood that only one such payment will be required even if the Company is entitled to terminate this Agreement both under this subparagraph (a) and under subparagraph (b)). A "Superior Proposal" is an Acquisition Proposal which would result in the Company's stockholders receiving consideration with a fair value determined in good faith by the Company's Board of Directors and after consultation with the Company's independent financial advisor to be more favorable both to the holders of the Common Stock and to the holders of the 8% Preferred Stock than the Tender Offers and the Merger. A notice of intention to terminate given pursuant to this subparagraph will be irrevocable (unless Acquisition consents in writing to its being withdrawn by the Company) and will result in this Agreement's being terminated on the date specified in the notice of intention, which will be not earlier than the day after the expiration of the ten business day period. When the Company delivers a notice of intention to terminate pursuant to this Paragraph, Acquisition's obligations under Articles I, II, III and IV and Paragraphs 7.2 and 7.5 will terminate.

         (b) This Agreement may be terminated by the Company, if (A) a tender or exchange offer is commenced by a Potential Acquiror for all the outstanding shares of Common Stock and 8% Preferred Stock, (B) the Company's Board of Directors determines in good faith and after consultation with an independent financial advisor, that the offer constitutes a Superior Proposal and resolves to accept the Superior Proposal or recommend to the Company's stockholders that they tender their shares in response to the tender or exchange offer, (C) the Company has given Acquisition at least ten business days' prior notice of its intention to terminate pursuant to this provision, and (D) the Company has paid Acquisition $5 million (it being understood that only one such payment will be required even if the Company is entitled to terminate this Agreement both under this subparagraph (b) and under subparagraph (a)). A notice of intention to terminate given pursuant to this subparagraph will be irrevocable (unless Acquisition consents in writing to its being withdrawn by the Company) and will result in this Agreement's being terminated on the date specified in the notice of intention, which will be not earlier than day after the expiration of the ten business day period. When the Company delivers a notice of intention to terminate pursuant to this Paragraph, Acquisition's obligations under Articles I, II, III and IV and Paragraphs 7.2 and 7.5 will terminate.

         9.4 Effect of Termination. (a) If this Agreement is terminated pursuant to Paragraph 9.1 or 9.3, after this Agreement is terminated, neither party will have any further rights or obligations under this Agreement, other than the parties' respective rights and obligations under Paragraphs 7.6, 11.1, 11.2, 11.3, and 11.7. Nothing in this Paragraph will, however, (i) affect the rights of the Company and Acquisition with respect to the Deposit as set forth in Paragraph 1.2 or (ii) relieve either party of liability for any breach of this Agreement which occurs before this Agreement is terminated.

         (b) If this Agreement is terminated after the Stock Purchase Closing Date, the termination will not affect the validity of the Stock Purchase. If this Agreement is terminated after Acquisition has accepted Shares which are tendered in response to the Tender Offers, the termination will not affect Acquisition's purchase of the Shares it has accepted or its obligation to pay for those shares. Either Acquisition or the Company will, however, be entitled to seek recourse for any damages it suffers as a result of, or otherwise in connection with, the Stock Purchases or the purchase by Acquisition of Shares which are tendered in response to the Tender Offers because representations and warranties in this Agreement are not accurate or because of breaches of this Agreement which occur after those events have taken place.


                                      ARTICLE X

                                  ABSENCE OF BROKERS

         10.1 Representations and Warranties Regarding Brokers and Others. The Company and Acquisition each represents and warrants to the other of them that nobody acted as a broker, a finder or in any similar capacity in connection with the transactions which are the subject of this Agreement, except that Arnhold and S. Bleichroeder, Inc. and Prudential Securities, Inc. acted as financial advisors to the Company and ING Baring (U.S.) Securities, Inc., Smith Barney Inc. and Integra Financial Services LLC acted as financial advisors to Acquisition and Supercanal. The fees of Arnhold and S. Bleichroeder, Inc. and Prudential Securities, Inc., which together will total the lesser of (i) 2% of the total amount paid by Acquisition for shares it acquires through the Stock Purchase and the Tender Offers plus the total Merger consideration, or (ii) $2 million will be paid by the Company, except that if (i) the Tender Offers are commenced and all the conditions on
Exhibit 2.1-C are fulfilled or waived, or (ii) the Tender Offers are not commenced because Acquisition breaches its obligations under this Agreement, Acquisition will pay those fees promptly after request by the Company. The fees of ING Baring (U.S. Securities, Inc.), Smith Barney, Inc. and Integra Financial Services LLC, which together will total the lesser of (x) 2% of the total amount paid by Acquisition for the shares it acquires through the Stock Purchase and the Tender Offers plus the Merger Consideration or (y) $2 million, will be paid by Acquisition. The Company and Acquisition each indemnifies the other of them against, and agrees to hold the other of them harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and costs of investigation) incurred because of any claim by anyone other than the five firms named in the first sentence of this Paragraph for compensation as a broker, a finder or in any similar capacity by reason of services allegedly rendered to the indemnifying party in connection with the transactions which are the subject of this Agreement.


                                      ARTICLE XI

                                       GENERAL

         11.1 Expenses. If (i) the Tender Offers are commenced and all the conditions on Exhibit 2.1-C are fulfilled or waived or (ii) the Tender Offers are not commenced because Acquisition breaches its obligations under this Agreement, Acquisition will pay (i) its own expenses and (ii) promptly after demand by the Company, all the expenses of the Company in connection with this Agreement and the transactions which are the subject of this Agreement, including the fees of the firms described in Paragraph 10.1 and including legal and accounting fees and expenses. Otherwise, the Company and Acquisition (together with Supercanal) each will pay its own expenses, including fees of financial advisors and legal and accounting fees and expenses, in connection with this Agreement and the transactions which are the subject of this Agreement.

         11.2 Company Option to Repurchase Stock. If the Stock Purchase Closing takes place but Acquisition fails (i) to make the Tender Offers or (ii) whether or not it is required to do so, to accept and pay for the Shares which are properly tendered in response to the Tender Offers and not withdrawn, or if this Agreement is terminated because of failure of the condition in Paragraph 8.2(d) due to a Supercanal Shareholder Suit, the Company will have the option, exercisable by a notice to Acquisition given not later than 5:00 P.M. New York City time on the first anniversary of the Initial Stock Purchase Closing Date, to repurchase all (but not less than all) the Initial Purchased Common Stock, if any, Acquisition has purchased for the price Acquisition paid for it (including the amount of the Deposit which was applied in payment of a portion of the purchase price of the Purchased Common Stock), payable on a date specified by the Company in the notice of exercise of the option which is not more than 20 days after the day on which the notice of exercise is given, by a wire transfer to an account in New York City specified by Acquisition in funds which are immediately available in New York City. Upon confirmation that the funds were received, Acquisition will surrender to the Company the certificates representing the Purchased Common Stock.

         11.3 Purchase of Minority Interests. At or before the Effective Time, Acquisition will purchase (or will cause an affiliate to purchase) the minority interests in cable television interests listed on Exhibit 11.3 for a total of $2,745,330, except to the extent Acquisition (or an affiliate) does not purchase specific minority interests because the current owners of those minority interests would not sell them for the prices shown on Exhibit 11.3.

         11.4 Payment to Company. If after the Stock Purchase Closing Date but before the Effective Time, this Agreement is terminated (i) by the Company because Acquisition fails to fulfill its obligations under Article II or Article III, or (ii) by Acquisition because the condition in Paragraph 8.2(d) is not fulfilled due to a Supercanal Shareholder Suit, within 5 days after the day on which this Agreement is terminated, Acquisition will pay the Company, by wire transfer to the account specified in accordance with Paragraph 1.4(b)(i), the sum of $5 million.

         11.5 Retention Payments. The Surviving Corporation will pay each employee of the Company listed on Exhibit 11.5 who either (i) continues to be employed by the Surviving Corporation or a subsidiary for at least three months after the Expiration Date, or (ii) is terminated as an employee of the Company and its subsidiaries between the Expiration Date and the day which is three months after the Expiration Date other than for Cause, an amount equal to the employee's annual salary, but in no event will the Surviving Corporation be obligated to pay those employees a total of more than $350,000 (and the amounts payable to various employees will be reduced pro rata to the extent, if any, necessary to reduce the total payments to $350,000). As used in this Agreement the term "Cause" means gross negligence, fraud, wilful misconduct or the failure to perform material duties after notice of such failure has been given to the applicable employee.

         11.6 Access to Properties, Books and Records. (a) From the date of this Agreement until the Merger Date or such earlier date as this Agreement is terminated, the Company will, and will cause each of its subsidiaries to, give representatives of Acquisition full access during normal business hours to all of their respective properties, books and records. Until the Effective Time or, if the Merger does not take place, until the second anniversary of the date of this Agreement, Acquisition will, and will cause its representatives to, hold all information its representatives receive as a result of their access to the properties, books and records of the Company or its subsidiaries in confidence, and not use any of that information for any purpose except in connection with the transactions which are the subject of this Agreement (including confirming the accuracy of representations and warranties of the Company and other information about the Company contained in this Agreement), except to the extent that information (i) is or becomes available to the public (other than through a breach of this Agreement), (ii) becomes available to Acquisition from a third party which, insofar as Acquisition is aware, is not under an obligation to the Company, or to a subsidiary of the Company, to keep the information confidential, (iii) was known to Acquisition before it was made available to Acquisition or its representative by the Company or a subsidiary, or (iv) otherwise is independently developed by Acquisition or an affiliate of, or advisor to, Acquisition. If this Agreement is terminated prior to the Effective Time, Acquisition will, at the request of the Company, deliver to the Company all documents and other material obtained by Acquisition from the Company or a subsidiary in connection with the transactions which are the subject of this Agreement or evidence that material has been destroyed by Acquisition.

         11.7 Press Releases. The Company and Acquisition will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated by it, except that nothing in this Paragraph will prevent either party from making any statement when and as required by law or by the rules of any securities exchange or securities quotation or trading system on which securities of that party or an affiliate are listed, quoted or traded.

         11.8 Entire Agreement. (a) This Agreement and the documents to be delivered in accordance with this Agreement contain the entire agreement between the Company and Acquisition relating to the transactions which are the subject of this Agreement and those other documents, and, except as provided in subparagraph (b), all prior negotiations, understandings and agreements between the Company and Acquisition or Supercanal, or any affiliate or representative of either of them, including, but not limited to, the Original Merger Agreement, are superseded by this Agreement and those other documents, and there are no representations, warranties, understandings or agreements concerning the transactions which are the subject of this Agreement or those other documents other than those expressly set forth in this Agreement or those other documents.

                 (b) If Acquisition is obligated under this Agreement to complete, but fails to complete, any of the Stock Purchase, the Tender Offers or the Merger, the Company, at its option, may (i) sue for damages or seek other recourse for breach of this Agreement, or (ii) sue for damages or seek other recourse for breach of the Original Agreement as though this Agreement had never been entered into, provided that in computing damages under the Original Agreement all transactions completed under this Agreement will be taken into account. Under either option, the Company may seek declaratory, injunctive or other non-monetary relief in connection with any breach of this Agreement.

                 (c) Acquisition acknowledges that neither it nor Supercanal, nor any of their officers, directors or agents, has any claim against the Company or any of its officers, directors or employees, based upon a failure of the Company to fulfill any of its obligations, or otherwise arising, under or relating to the Original Agreement, and Acquisition waives any such claims for itself and for Supercanal to the extent Acquisition or Supercanal may have any such claims.

         11.9 Effect of Disclosures. Any information disclosed by a party in connection with any representation or warranty contained in this Agreement (including Disclosure Statements and including exhibits to this Agreement) will be treated as having been disclosed in connection with each representation and warranty made by that party in this Agreement.

         11.10 Captions. The captions of the articles and paragraphs of this Agreement are for reference only, and do not affect the meaning or interpretation of this Agreement.

         11.11 Prohibition Against Assignment. Neither this Agreement nor any right of any party under it may be assigned, except that Acquisition may assign its rights under this agreement to Supercanal or any majority owned subsidiary of Supercanal.

         11.12 Third Party Beneficiaries. Agreement will be solely for the benefit of the Company and Acquisition, except that (a) Paragraphs 3.13 and 7.7 are for the benefit of, and may be enforced by, each person who is a holder of an Option or of a warrant listed in Section 5.3 of the Company Disclosure Schedule, (b)Paragraph 7.1(m) is for the benefit of and may be enforced by, Jack Gray and Jack Crosby,(c) Paragraph 7.6 is for the benefit of, and may be enforced by, each person who is entitled to indemnification under that Paragraph,(d) Paragraphs 10.1 and 11.1 are for the benefit of, and may be enforced by, the persons entitled to have their fees and expenses paid as described in those Paragraphs,(e) Paragraph 11.3 is for the benefit of, and may be enforced by, the owners of the minority interests listed on Exhibit 11.3,(f) Paragraph 11.5 is for the benefit of, and may be enforced by, the respective persons listed on Exhibit 11.5, and (g) this Agreement is for the benefit of, and may be enforced by, Supercanal to the same extent it is for the benefit of, and may be enforced by, Acquisition.

         11.13 Notices and Other Communications. Any notice or other communication under this Agreement (including, but not limited to, a notice under Paragraph 7.1(f)) must be in writing and will be deemed given when delivered in person or sent by facsimile (with proof of receipt at the number to which it is required to be sent), or on the tenth business day after the day on which mailed by first class mail from within the United States of America or Argentina, to the following addresses (or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):

         If to Acquisition:


                 Tescorp Acquisition Corporation

                 c/o Supercanal Holding S.A.

                      [at the address and facsimile number for Supercanal Holding S.A.]


         with copies to:

                 Supercanal Holding S.A.
                 Godoy Cruz 316
                 Mendoza, Province of Mendoza
                 Argentina 5500
                 Attention:  Daniel Eduardo Vila, Chairman
                 Facsimile No.:  546-129-8855

                      and

                 Rogers & Wells

                 200 Park Avenue
                 New York, New York  10166
                 Attention:  David W. Bernstein
                 Facsimile No.: 1-212-878-8375

         If to the Company:

                 Tescorp, Inc.
                 327 Congress Avenue, Suite 200
                 Austin, Texas  78701
                 Attention:  Jack S. Gray, Jr.
                 Facsimile No.:  1-512-474-1610

         with a copy to:

                 Klehr, Harrison, Harvey, Branzburg & Ellers
                 1401 Walnut Street
                 Philadelphia, Pennsylvania  19102
                 Attention: Barry Siegel
                 Facsimile: 1-215-568-6603

         11.14 Governing Law. This Agreement will be governed by, and construed under, the laws of the State of New York relating to contracts made and to be performed in that state.

         11.15 Amendments. This Agreement may be amended only by a document in writing signed by both the Company and Acquisition.

         11.16 Consent to Jurisdiction and Service of Process. Each of the parties to this Agreement (a) consents to the jurisdiction of any Federal or state court sitting in the Borough of Manhattan, State of New York, in the United States of America with regard to any action or proceeding under or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees not to attempt to move any such action or proceeding from any such court to any other court, whether on the ground of inconvenience of the forum or otherwise (but nothing will prevent a party from removing an action or proceeding from a state court sitting in the Borough of Manhattan to a Federal court sitting in that Borough), and (c) consents that process in any such action or proceeding may be served by registered mail or in any other manner permitted by the rules of the court in which the action or proceeding is brought.

         11.17 Counterparts. This Agreement may be executed in two or more counterparts, some of which may contain the signatures of some, but not all, the parties. Each of those counterparts will be deemed an original, but all of them together will constitute one and the same agreement.

         IN WITNESS WHEREOF, the Company and Acquisition have executed this Agreement, intending to be legally bound by it, on the day shown on the first page of this Agreement.

                                  TESCORP ACQUISITION CORPORATION


                                  By:
                                       --------------------
                                       Title:


                                  TESCORP, INC.

                                  By:
                                       --------------------
                                       Title:

                                    Exhibit 2.1-C

                             Conditions to Tender Offers

    The capitalized terms used in this Annex A have the meanings set forth in the attached Agreement, except that the term "Agreement" refers to the attached Agreement together with this Annex A.

    Acquisition will not be required to accept for payment or pay for any Shares tendered in response to the Tender Offers if:

         (i) The number of shares properly tendered in response to the Tender Offers and not withdrawn, together with the shares of Common Stock and any shares of 8% Preferred Stock already owned by Acquisition, does not total more than two-thirds of the outstanding shares of Common Stock and two-thirds of the outstanding shares of 8% Preferred Stock (this condition being referred to as the "Minimum Condition");

         (ii) There is any 10% Preferred Stock outstanding after the day which is 65 days after the Initial Stock Purchase Closing Date (if that day is before the Expiration Date);

         (iii) Any statute, rule, regulation, order or injunction has been enacted, promulgated, entered or enforced by any national or state government or governmental authority or by any United States or Argentine court of competent jurisdiction, that would make the acquisition of the Shares by Acquisition illegal or otherwise prohibit consummation of the Tender Offers or the Merger; or

         (iv) There has been (i) a general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange which continued for at least three business days, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Argentina (whether or not mandatory) which continued for at least three business days, (iii) the commencement of a war or armed hostilities or any other international or national calamity directly or indirectly involving the United States or Argentina, which has a significant adverse effect on the functioning of financial markets in the United States or Argentina, (iv) any limitation (whether or not mandatory) by any United States or Argentine governmental authority or agency on the extension of credit by banks or other financial institutions which would have a material adverse effect on Supercanal's or Acquisition's ability to borrow sufficient funds under its bank facilities to purchase and pay for all the Shares which are tendered in response to the Tender Offers and to carry out the Merger on the terms contemplated by the Agreement or (v) there is a material acceleration or worsening of any of the conditions described in clauses (i) through (iv) which exists at the date of the commencement of the Tender Offers.

         (v) Any of the representations and warranties of the Company set forth in the Agreement is not true and correct as of the date of the Agreement, except failures to be true and correct which would not, in the aggregate, have a Material Adverse Effect upon the Company;

         (vi) Since the date of the Agreement, there has been an occurrence or group of occurrences (whether or not related) which have had a Material Adverse Effect upon the Company (other than (i) occurrences which affected generally the cable television industry worldwide or in Argentina, including actual or proposed changes in laws or regulations, or (ii) the transactions contemplated by the Agreement, including the change in control contemplated by it); or

         (vii) the Company has not performed all the obligations it is required to have performed under the Agreement, except failures which (i) would, in the aggregate, not materially impair or delay the ability of Acquisition to consummate the purchase of the Shares which are tendered in response to the Tender Offers or the ability of Acquisition and the Company to effect the Merger, (ii) have been caused by or result from a breach of the Agreement by Acquisition; or (iii) do not, and are not reasonably expected to, have a Material Adverse Effect on the Company.

         (viii) The Agreement has been terminated in accordance with its terms; or

         (ix) The Board withdraws or modifies in a manner adverse to Acquisition the Board's approval or recommendation of the Tender Offers or the Merger.

    The conditions set forth above are for the sole benefit of Acquisition, and may be waived by Acquisition, in whole or in part. Any delay by

Acquisition in exercising the right to terminate the Tender Offers because any of the conditions are not fulfilled will not be deemed a waiver of its right to do so.